NEWS RELEASE

T. ROWE PRICE NAMES KIMBERLY JOHNSON CHIEF OPERATING OFFICER

Baltimore: April 6, 2022

T. Rowe Price Group, Inc. (NASDAQ-GS: TROW), a global leader in asset management, announced today that Kimberly Johnson has been named chief operating officer (COO), effective April 29. Johnson will report to Rob Sharps, CEO and president, and will serve on the Management Committee.

As COO, Johnson will lead Global Technology, Global Investment Operations, Global Client Account Services, Enterprise Change, Real Estate & Workplace Services, Enterprise Risk, and the regional operating teams.

“Operations and technology are essential to enabling our strategic priorities,” says Rob Sharps. “I am confident that with her deep experience and strategic vision, Kimberly will quickly become an integral part of our leadership team.”

Johnson joins T. Rowe Price from Fannie Mae, where she served as executive vice president, chief operating officer, and a member of Fannie Mae’s Management Committee. As Fannie Mae’s COO, Johnson managed a team of 3,600 and a $1.4 billion operating budget and was responsible for the company’s technology, operations, data, modeling, analytics, information security, resiliency, innovation, and corporate strategy. She also led Fannie Mae’s digital transformation, establishing a four-year enterprise modernization plan and an operational roadmap for redesigning business processes and reengineering core technology.

Additional key roles Johnson held during her tenure at Fannie Mae include executive vice president and chief risk officer, senior vice president of multifamily capital markets and credit pricing, and head of multifamily trading.

Johnson holds a B.A. in economics from Princeton University and an M.B.A. from Columbia University. She serves as a board member for Eli Lilly and many nonprofits. Additionally, Johnson serves as a member of the board of trustees for Princeton University.

ABOUT T. ROWE PRICE
Founded in 1937, Baltimore-based T. Rowe Price Group, Inc. (NASDAQ-GS: TROW), is a global investment management organization with $1.54 trillion in assets under management as of February 28, 2022. The organization provides a broad array of mutual funds, subadvisory services, and separate account management for individual and institutional investors, retirement plans, and financial intermediaries. The company also offers a variety of sophisticated investment planning and guidance tools. T. Rowe Price's disciplined, risk-aware investment approach focuses on diversification, style consistency, and fundamental research.

CONTACT US
Dasha Smith
410-345-3715
dasha.smith@troweprice.com